Exhibit 99.1

GLOBAL FUTURE CITY RECEIVES $345,000 USD AND

4 MILLION E-GOLD CRYPTO-ASSETS

Lake Forest, CA, February 20, 2015— Global Future City Holding Inc., a Nevada corporation (FTCY:OTCBB) (“Global” or the “Company”) is announcing that it has amended its September 19, 2014 Stock Purchase Agreement with Sky Rover Holdings, Ltd. This amendment reflects a material change to Global’s business plan. While Global’s recent 8-K filing with the Securities Exchange Commission provides the details of the amendment, in summary the amendment reflects the Company’s new focus upon the E-Gold digital crypto-asset (“EGD”).

Under the amendment, Sky Rover is depositing 4 million EGD to the Company’s wholly owned Hong Kong subsidiary and the EGD market may be viewed at www.egdmarket.com. EGD also trades on the ANXPRO Crypto-Currency Exchange at https://anxpro.com. EGD is presently trading at $21.65 USD with an approximate recent average day trading volume of over 200,000 EGD.

The Company and its affiliated subsidiaries will be involved with EGD, and in particular, Rewarded EGD, as further explained below. EGD is a type of alternate coin that is an open source, cryptographic asset provided to consumers as loyalty points in the form of Rewarded EGD. A consumer will earn Rewarded EGD after purchasing goods or services from a merchant or completes certain promotional tasks. EGD is a crypto asset rather than digital currency because unlike digital currency, users cannot purchase goods or services with EGD, or use EGD as a medium of exchange. Instead, users that receive Rewarded EGD have the ability to either keep the Rewarded EGD in a user’s digital wallet, or sell the Rewarded EGD for cash or fiat currency at the www.egdmarket.com or ANXPRO Crypto-Currency exchanges at https://anxpro.com.

Global is very pleased to launch its new business activities into the dynamic crypto-asset industry. We believe that the proposed use of EGD as customer reward points provides innovative assistance to retailers competing for retaining consumer shopping loyalty and acquiring new consumers. No doubt many throughout the world have developed business plans involving similar crypto-assets, however, state and federal regulators in the United States appear to be increasingly focused upon securities law and trade implications. As a result, the Company recently filed a Request for No Action Relief (“No-Action Letter”) with the Securities Exchange Commission fully delineating its business plans and seeking guidance as to the resulting legal implications. When and if Global receives a response, we will update the market accordingly.

EGD was launched in May 2014 and is frequently characterized as a peer-to peer crypto-asset. EGD was launched in China with many merchants in China now using EGD as customer reward points. Additional information regarding EGD may be viewed at www.egdmarket.com.

About Global Future City Holding Inc.

Global Future City Holding, Inc. is currently a brand management company. Upon closing of the Sky Rover transaction which is expected by mid-March 2015, the Company will have four wholly-owned subsidiaries. The Company’s IP Subsidiary markets and provides merchants with proprietary software calculating the Rewarded EGD a customer is eligible to receive. The Company’s Merchant Subsidiary will own (or partially own) and operate grocery stores, restaurants, and other similar ventures throughout Southern California that will give away Rewarded EGD to eligible customers for no additional consideration after customers purchase goods or services from these merchants. The Merchant Subsidiary will also operate an online merchant store (the “Online Store”) that sells goods or services to consumers. The third wholly-owned subsidiary, the EGD Subsidiary, will be a foreign entity that will sell four million EGD acquired in the Stock Purchase Agreement only to foreign individuals and entities located outside the United States. The fourth wholly-owned subsidiary, the Energy Drink Subsidiary, will continue to market and sell the Company’s F.I.T.T. energy drinks to domestic and overseas markets, while participating in giving away Rewarded EGD as well.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company not pursuing digital currency because certain closing conditions in the Purchase Agreement with Sky Rover does not occur; thus the transaction with Sky Rover would not close, fluctuations in demand for the digital currency, the introduction and impact of new competitive products or digital currency, the Company’s ability to maintain customer and strategic business relationships, growth in targeted markets, and other information that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting the Company, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov . The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Global Future City Holding Inc.

Michael R Dunn

CEO

Office: (949) 582-5933

Email: miked@fittmail.com